Exhibit 99.1

Schmitt Industries Appoints Ann Ferguson as Chief Financial Officer

Portland, Oregon – April 8, 2013 – Schmitt Industries, Inc. (Nasdaq: SMIT), announced today that Ann M. Ferguson has been named Chief Financial Officer and Treasurer of the Company, effective April 15, 2013. Ferguson is a former partner with Deloitte & Touche, LLP in Portland, where she spent over twenty years in public accounting for various clients in a variety of industry sectors, with a focus on manufacturing. She replaces Jeff Siegal, who is resigning effective April 12, 2013 to accept a position with a company in Walla Walla, Washington. Ferguson will report to James A. Fitzhenry, President and Chief Executive Officer of Schmitt Industries.

“We are thrilled to have Ann Ferguson join the management team at Schmitt,” commented Jim Fitzhenry. “She not only has substantial public accounting experience but also significant leadership and management experience. We look forward to her contributions as we prepare for the next stage of our growth,” he concluded.

Commenting on her appointment, Ferguson said, “I am excited to join Schmitt at a time when the Company is poised for growth. I am enthusiastic about the contributions I will be able to make to the management team.”

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer-controlled vibration detection and balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser-based surface measurement products for a wide variety of commercial applications in addition to the disk drive, silicon wafer and optics industries; laser-based distance measurement products for a wide variety of industrial applications; and ultrasonic measurement products that accurately measure the fill levels of liquefied propane tanks and transmit that data via satellite to a secure web site (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

For more information contact:	Jim Fitzhenry, President and Chief Executive Officer, (503) 227-7908 or visit our web site at www.schmitt-ind.com

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Schmitt Industries, 2765 NW Nicolai Street Portland, OR 97210, +1 503.227.7908, www.schmitt-ind.com